UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 8, 2010

Alliant Techsystems Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-10582	41-1672694
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7480 Flying Cloud Drive Minneapolis, Minnesota	55344-3720
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (952) 351-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.

On April 8, 2010, Alliant Techsystems Inc. (“ATK” or the “Company”) issued a press release announcing that it will record a fiscal 2010 fourth quarter non-cash asset impairment charge of approximately $38 million ($24 million net of tax, or $0.71 per share) relating to the Thiokol and MRC trade names which were recorded as part of business acquisitions in April 2001 and March 2004, respectively.  The conclusion was made on March 31, 2010 in connection with the preparation of the financial statements to be included in ATK’s annual report on Form 10-K for the fiscal year ended March 31, 2010.  The key factor contributing to the impairment of these assets was ATK’s strategic decision to discontinue use of these trade names.  This decision was based on the belief that the ATK brand name better reflects the Company’s overall capabilities as ATK continues to pursue business and react to changes in the markets in which these trade names have historically been used.  The Company will no longer use the Thiokol or MRC trade names beginning in fiscal 2011.   Accordingly, the Company reduced the expected future contribution from these assets and recorded a non-cash impairment charge to reduce the assets to their estimated fair value.  ATK is in the process of finalizing the actual amount of the impairment charges, which will be completed prior to reporting fourth quarter and full-year 2010 financial results.

ATK also announced that an additional $150 million discretionary cash contribution was made to the Company’s pension plans on March 31, 2010, bringing ATK’s total pension contributions made during fiscal 2010 to $300 million.

The press release is furnished as Exhibit 99.1 to this report.

Item 9.01. Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description
99.1	Press release dated April 8, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIANT TECHSYSTEMS INC.

By:	/s/ John L. Shroyer
Name:	John L. Shroyer
Title:	Senior Vice President and Chief Financial Officer

Date:  April 8, 2010